------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                  -----------------------------
|F O R M 4 |                                       Washington, D.C.  20549                          |        OMB APPROVAL       |
------------                                                                                        |---------------------------|
                                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number        3235-0287|
[ ] Check this box if no                                                                            |Expires:  January 31, 2005 |
    longer subject to     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   | Estimated average burden  |
    Section 16. Form 4 or   Section 17(a) of the Public Utility Holding Company Act of 1935 or      | hours per response....0.5 |
    5 obligations may              Section 30(f) of the Investment Company Act of 1940              -----------------------------
    continue
---------------------------------------------------------------------------------------------------------------------------------
|1. Name & Address of Reporting Person  |2.Issuer Name & Ticker or Trading Symbol |6. Relationship of Reporting Person to Issuer|
|                                       |                                         |   (Check all Applicable)                    |
|                                       |          inTEST Corporation (INTT)      |                                             |
|    Slayton        Gregory        W.   |                                         |   X  Director                10% Owner      |
|---------------------------------------|-----------------------------------------|  ---                     ---                |
|    (Last)         (First)      (MI)   |3.IRS or Soc. Sec. No.|4. Statement for  |      Officer                 Other          |
|                                       |  of Reporting Person |   Month/Year     |  --- (Give title below)  --- (Specify below)|
|     c/o inTEST Corporation            |  (Voluntary)         |                  |                                             |
|     7 Esterbrook Lane                 |                      |  August 2002     |                                             |
|---------------------------------------|                      |------------------|---------------------------------------------|
|              (Street)                 |                      |5. If Amendment,  |7. Individual or Joint/Group Filing          |
|                                       |                      |   Date of        |   (Check Applicable Line)                   |
|                                       |                      |   Original       |                                             |
|                                       |                      |   (Month/Year)   |   X   Form filed by One Reporting Person    |
|                                       |                      |                  |  ---                                        |
|                                       |                      |                  |       Form filed by More than One Reporting |
| Cherry Hill        NJ         08003   |                      |                  |  ---    Person                              |
|---------------------------------------|----------------------|------------------|---------------------------------------------|
|   (City)        (State)        (Zip)                                                                                          |
|                                          Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
|-------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.Transaction |3.Transaction|4.Securities Acquired (A)|5.Amount of    |6.Ownership |7.Nature of Indirect  |
|  (Instr. 3)        |  Date (M/D/Y)|  Code       |  or Disposed of (D)     |  Securities   |  Form:     |  Beneficial Ownership|
|                    |              |  (Instr. 8) |  (Inst. 3, 4 and 5)     |  Beneficially |  Direct (D)|  Ownership           |
|                    |              |-------------|-------------------------|  Owned at End |  or In-    |  (Instr. 4)          |
|                    |              |             |           |(A)|         |  of Month     |  direct(I) |                      |
|                    |              |  Code  | V  |   Amount  |(D)|  Price  |  Instr. 3 & 4)|  (Instr. 4)|                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|
|                    |              |        |    |           |   |         |               |            |                      |
|--------------------|--------------|--------|----|-----------|---|---------|---------------|------------|----------------------|

                          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

----------------------------------------------------------------------------------------------------------------------------------
|1.Title of  |2.Conver- |3.Trans-|4.Trans-|5.Number of|6.Date Exer-|7.Title & Amount|8.Price of |9.Number of |10.Owner-|11.Nature|
|  Derivative| sion or  | action | action | Derivative| cisable and| of Underlying  | Derivative| Derivative |  ship   |  of In- |
|  Security  | Exercise | Date   |  Code  | Securities| Expiration | Securities     | Security  | Securities |  Form of|  direct |
|  (Instr. 3)| Price of | (M/D/Y)|(Inst.8)| Acquired  | Date(M/D/Y)|(Instr. 3 and 4)| (Instr. 5)|Beneficially| Deriva- |  Benefi-|
|            |Derivative|        |        |(A) or Dis-|------------|----------------|           | Owned at   | tive    |  cial   |
|            |Security  |        |        |posed of(D)|Date |      |      |         |           | End of     | Security|  Owner- |
|            |          |        |--------|-----------|Exer-|Expir-|      |Amount or|           | Month      | Direct  |  ship   |
|            |          |        |    |   |   |       |cisa-|ation |      |number of|           | (Instr. 4) | (D) or  |(Instr 4)|
|            |          |        |Code| V |(A)|  (D)  | ble | Date |Title | Shares  |           |            |(Instr.4)|         |
|------------|----------|--------|----|---|---|-------|-----|------|------|---------|-----------|------------|---------|---------|
|Non Qualified          |        |    |   |   |       |     |      |Common|         |           |            |         |         |
|Stock Option|  $9.5625 | 8/23/02| D  | V |   | 10,000| (1) |      |Stock | 10,000  |           |     -0-    |   (D)   |         |
|(Right to   |          |        |    |   |   |       |     |8/13/10      |         |           |            |         |         |
| buy)       |          |        |    |   |   |       |     |      |      |         |           |            |         |         |
|------------|----------|--------|----|---|---|-------|-----|------|------|---------|-----------|------------|---------|---------|
|            |          |        |    |   |   |       |     |      |      |         |           |            |         |         |
|            |          |        |    |   |   |       |     |      |      |         |           |            |         |         |
|------------|----------|--------|----|---|---|-------|-----|------|------|---------|-----------|------------|---------|---------|
|            |          |        |    |   |   |       |     |      |      |         |           |            |         |         |
|            |          |        |    |   |   |       |     |      |      |         |           |            |         |         |
|------------|----------|--------|----|---|---|-------|-----|------|------|---------|-----------|------------|---------|---------|


Explanation of Responses:

(1) The option became exercisable in annual increments of 20% beginning on August 14, 2001.

(2) The reporting person agreed to the cancellation of the option pursuant to an agreement with inTEST whereby he will be issued a new option to purchase 10,000 shares of inTEST common stock on February 24, 2003. The new option will have an exercise price equal to the fair market value at that time and will be 50% vested immediately, with the remaining 50% vesting in annual increments of 25% each beginning February 24, 2004.

/s/ Gregory W. Slayton                  August 26, 2002
----------------------------------    --------------------
** Signature of Reporting Person            Date

**Intentional misstatements or omissions of facts constitute
  Federal Criminal Violations.  See 18 U.S.C. 1001 and
  15 U.S.C. 78ff(a).

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